Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019, Natuzzi S.p.A. (the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

#	Title of each class	Trading symbol	Name of each exchange on which registered
I.	Ordinary Shares, with a par value of €1.00 each*		NYSE
II.	American Depositary Shares, or ADSs,** each representing five Ordinary Shares	NTZ	NYSE

*	Not for trading, but only in connection with registration of ADSs.
**	Evidenced by American Depositary Receipts, or ADRs.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019, unless otherwise indicated herein.

I.	ORDINARY SHARES

The following description of our share capital and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, our By-laws (statuto) and Italian corporate law.

A copy of our By-laws is attached to our annual report as Exhibit 1.1. We encourage you to read our By-laws and the applicable sections of our annual report for additional information.

Share Capital

Our capital stock is composed of Ordinary Shares with a par value of €1.00 each. As of December 31, 2019, our issued share capital consisted of 54,853,045 Ordinary Shares. All issued shares are fully paid, non-assessable and in registered form.

Form and Transfer of Shares

The Company’s Ordinary Shares are in certificated form and are freely transferable by endorsement of the share certificate by or on behalf of the registered holder, with such endorsement either authenticated by a notary, in Italy or elsewhere, or by a broker-dealer or a bank in Italy. The transferee must request that the Company enters his name in the register of shareholders in order to exercise his rights as a shareholder of the Company.

Dividend Rights

Payment by the Company of any annual dividend is proposed by the board of directors and is subject to the approval of the shareholders at the annual shareholders’ meeting. Before dividends may be paid out of the Company’s unconsolidated net income in any year, an amount at least equal to 5% of such net income must be allocated to the Company’s legal reserve until such reserve is at least equal to one-fifth of the par value of the Company’s issued share capital. If the Company’s share capital is reduced as a result of accumulated losses, no dividends may be paid until the capital is reconstituted or reduced by the amount of such losses. The Company may pay dividends out of available retained earnings from prior years, provided that, after such payment, the Company will have a legal reserve at least equal to the legally required minimum. No interim dividends may be approved or paid.

Dividends will be paid in the manner and on the date specified in the shareholders’ resolution approving their payment (usually within 30 days from their annual general meeting). Dividends that are not collected within five years of the date on which they become payable are forfeited to the benefit of the Company. Holders of ADSs will be entitled to receive payments in respect of dividends on the underlying shares through BNY, as ADR Depositary, in accordance with the Deposit Agreement.

Voting Rights

Registered holders of the Company’s Ordinary Shares are entitled to one vote per Ordinary Share.

As a registered shareholder, the Depositary (or its nominee) will be entitled to vote the Ordinary Shares underlying the ADSs. The Deposit Agreement requires the Depositary (or its nominee) to accept voting instructions from holders of ADSs and to execute such instructions to the extent permitted by law. Neither Italian law nor the Company’s By-laws limit the right of non-resident or foreign owners of the Company’s Ordinary Shares to hold or vote shares of the Company.

Pre-emptive Rights

Pursuant to Italian law, holders of Ordinary Shares or of debentures convertible into shares, if any exist, are entitled to subscribe for the issuance of shares, debentures convertible into shares and rights to subscribe for shares, in proportion to their holdings, unless such issues are for non-cash consideration or pre-emptive rights are waived or limited and such waiver or limitation is required in the interest of the Company. There can be no assurance that the holders of ADSs may be able to exercise fully any pre-emptive rights pertaining to Ordinary Shares.

Liquidation Rights

Pursuant to Italian law and subject to the satisfaction of the claims of all other creditors, shareholders are entitled to a distribution in liquidation that is equal to the nominal value of their shares (to the extent available out of the net assets of the Company). Holders of preference shares, if any such shares are issued in the future by the Company, may be entitled to a priority right to any such distribution from liquidation up to their par value. Thereafter, all shareholders would rank equally in their claims to the distribution or surplus assets, if any. Ordinary Shares rank pari passu among themselves in liquidation.

II.	AMERICAN DEPOSITARY SHARES

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time. In the following description, an “Owner” is the person in whose name an ADR is registered on the books of the Depositary (as defined below).

A copy of the Deposit Agreement is attached to our annual report as Exhibit 2.1. Copies of the Deposit Agreement are also available for inspection at the offices of our Depositary.

We encourage you to read the Deposit Agreement, the ADS form and the applicable sections of our annual report for additional information.

General

In the U.S., we trade ADSs representing our Ordinary Shares, which are evidenced by ADRs. Our ADSs, each representing five Ordinary Shares, are traded on the NYSE, under the ticker symbol NTZ.

The Bank of New York Mellon acts as depositary for our ADSs (the “Depositary”). In its capacity, the Depositary will register and deliver the ADSs, each representing an ownership interest in (i) five Ordinary Shares deposited with the custodian, as agent of the Depositary, under the deposit agreement dated May 15, 1993, as amended and restated on December 23, 1996 and December 31, 2001, between us, the Depositary, and Owners and beneficial owners from time to time of the ADSs (the “Deposit Agreement”), and (ii) any other securities, cash or other property which may be held by the Depositary.

The principal executive office of the Depositary and the office at which the ADSs will be administered is currently located at 240 Greenwich Street, New York, New York 10286, United States.

Voting

Owners are not entitled to vote Ordinary Shares directly. They may only vote by providing instructions to the Depositary according to the voting procedures described below.

As soon as practicable after receipt of notice of any meeting or solicitation of proxies of holders of Ordinary Shares or other deposited securities, if requested in writing by the Company, the Depositary will, as soon as practicable thereafter, mail to the Owners of ADRs a notice, the form of which notice will be in the sole discretion of the Depositary, which will contain (a) such information as is contained in such notice of meeting (or, if requested by the Company a summary of such information provided by the Company), (b) a statement that the Owners of ADRs as of the close of business on a specified record date will be entitled, subject to any applicable provisions of Italian law and of the Articles of Association of the Company (which provisions, if any, shall be summarized in such notice to the extent that such provisions are material), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Ordinary Shares or other deposited securities represented by their respective ADSs, (c) a statement as to the manner in which such instructions may be given, (d) a statement that beneficial owners on the specified record date may attend, but not vote or speak at, such meeting and (e) a statement as to the manner in which such beneficial owners may request from the Depositary an admission ticket for such meeting. Upon the written request of an Owner of an ADR on the specified record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Ordinary Shares or other deposited securities represented by such ADSs evidenced by such ADR in accordance with the instructions set forth in such request.

The Depositary will not itself exercise any voting discretion over any deposited securities. Upon the written request of an Owner (or if DTC is the Owner, a participant in DTC’s book-entry system) on behalf of a beneficial owner on the specified record date, received on or before the date established by the Depositary for such purpose, the Depositary will (a) as early as practicable prior to such meeting issue to such beneficial owner an admission ticket (in the form provided by the Company) for such meeting and (b) notify the Company of the identity of such beneficial owner as promptly as practicable thereafter (but in any case at least two business days prior to such meeting).

Subject to the rules of any securities exchange on which ADSs or the deposited securities represented thereby are listed, if requested by the Company, the Depositary will, at least two business days prior to the date of such meeting, deliver to the Company, to the attention of its Secretary, copies of all instructions received from Owners in accordance with which the Depositary will vote, or cause to be voted, the deposited securities represented by the ADSs evidenced by such ADRs at such meeting.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our Ordinary Shares, as detailed below. The Depositary will pay to Owners the dividends or other distributions it or the custodian receives on Ordinary Shares in the following manner:

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Cash. Whenever the Depositary or, on its behalf, its agent receives any cash dividend or other cash distribution on any deposited securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into U.S. dollars transferable to the U.S, and subject to the Deposit Agreement, convert or will cause its agent to convert, as promptly as practicable after its receipt of such dividend or distribution (unless otherwise prohibited or prevented by law), such dividend or distribution into dollars and will, as promptly as practicable, distribute the amount thus received (net of the applicable expenses of the Depositary) to the Owners of ADRs entitled thereto, provided, however, that in the event that the Company or an agent of the Company or the Depositary is required to withhold and does withhold from such cash dividend or other cash distribution in respect of any deposited securities an amount on account of taxes, the amount distributed to the Owners shall be reduced accordingly.

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Shares. If any distribution consists of a dividend in, or free distribution of, Ordinary Shares, the Depositary may or will, if the Company so requests, distribute, as promptly as practicable to the Owners of outstanding ADRs entitled thereto, additional ADRs evidencing an aggregate number of ADSs representing the amount of Ordinary Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement, including the withholding of any applicable tax or other governmental charge and the payment of the applicable fees of the Depositary.

In lieu of delivering ADRs for fractional ADSs in any such case, the Depositary will sell the amount of Ordinary Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement. If additional ADRs are not so distributed, each ADS shall thenceforth also represent the additional Ordinary Shares distributed upon the deposited securities represented thereby.

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Rights. In the event that the Company offers or causes to be offered to the holders of any deposited securities any rights to subscribe for additional Ordinary Shares or any rights of any other nature, the Depositary, after consultation with the Company, will have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason it would be unlawful for the Depositary either to make such rights available to any Owners or to dispose of such rights and make the net proceeds available to such Owners, then the Depositary will allow the rights to lapse. If at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may, and at the request of the Company will, distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such Owner, warrants or other instruments therefor in such form as it deems appropriate. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

If the Depositary determines that it is not lawful or feasible to make such rights available to all or certain Owners, it may, and at the request of the Company will, use its best efforts that are reasonable under the circumstances to, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available. In each such instance, (a) the Depositary will solicit a bid for all such rights, warrants or other instruments from each of at least five firms that regularly participate in the international securities markets and that are registered as brokers or dealers in Italy or the United Kingdom and (b) after soliciting such bids, the Depositary will (i) inform Mr. Pasquale Natuzzi, Mrs. Annunziata Natuzzi and Miss Anna Maria Natuzzi of the identity of the highest bidder responding to such solicitation (if any) and (ii) offer all such rights, warrants or other instruments to Mr. Pasquale Natuzzi, Mrs. Annunziata Natuzzi and Miss Anna Maria Natuzzi (acting as a group) at a price equal to the bid of such highest bidder (or if the Depositary shall obtain no bids in response to its solicitation, at such price as Mr. Natuzzi, Mrs. Natuzzi and Miss Natuzzi (acting as a group) will bid. The Depositary will allocate the net proceeds of such sales (net of the applicable fees of the Depositary, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any ADR or otherwise. Such proceeds shall be distributed as promptly as practicable in accordance with the procedures set forth in the Deposit Agreement regarding cash distributions.

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Other Distributions. Whenever the Depositary receives any distribution other than those described above, the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the Owners of ADRs entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of ADRs entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the applicable fees of the Depositary and any expenses in connection with such sale) shall be distributed by the Depositary to the Owners of ADRs entitled thereto as in the case of a distribution received in cash, all in the manner and subject to the conditions set forth in the Deposit Agreement.

Procedures for Transmitting Notices, Reports and Proxy Soliciting Material

The Depositary will make available for inspection by Owners at its office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary, the custodian, or a nominee of either as the holder of the deposited securities and (b) generally transmitted to the holders of such deposited securities by the Company.

The Depositary will also make available for inspection by Owners at its office copies of reports, notices and communications furnished by the Company regarding any meeting of holders of Ordinary Shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions (other than an offering of rights).

The Depositary will also make available for inspection by Owners at the Depositary’s office, at the office of the custodian and at any other designated transfer offices: (i) a copy of the provisions of or governing the Ordinary Shares and any other deposited securities issued by the Company or any affiliate of the Company, as amended from time to time; and (ii) a copy of the financial statements upon which holders of the Ordinary Shares are to vote at an annual general meeting of such holders.

Any and all notices to be given to any Owner will be deemed to have been duly given if personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to such Owner at the address of such Owner as it appears on the transfer books for ADRs of the Depositary, or, if such Owner will have filed with the Depositary a written request that notices intended for such Owner be mailed to some other address, at the address designated in such request. Delivery of a notice sent by mail or cable, telex or facsimile transmission will be deemed to be effective at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a cable, telex or facsimile transmission) is deposited, postage prepaid, in a post-office letter box.

Amendment and Termination

The form of the ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect they may deem necessary or desirable. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of Owners, will, however, not become effective as to outstanding ADRs until the expiration of 30 days after notice of such amendment is given to the Owners of outstanding ADRs. Every Owner of an ADR at the time any amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the Owner of any ADR to surrender such ADR and receive therefor the deposited securities represented thereby except in order to comply with mandatory provisions of applicable law.

The Depositary at any time, at the direction of the Company, will terminate the Deposit Agreement by mailing notice of such termination to the Owners of all ADRs then outstanding at least 30 days prior to the date fixed in such notice. The Depositary may likewise terminate the Deposit Agreement by mailing such notice of termination to the Company and the Owners of all ADRs then outstanding, such termination to be effective on a date specified in such notice not less than 30 days after the date thereof, if at any time 60 days will have expired after the Depositary will have delivered to the Company a written notice of its election to resign and a successor depositary will not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of an ADR will, upon (a) surrender of such ADR at the office of the Depositary, (b) payment of the fee of the Depositary for the surrender of ADRs referred to in the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to the Owner or upon the Owner’s order, of the amount of deposited securities represented by the ADSs evidenced by such ADR. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the Owners thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to deposited securities, will sell rights as provided in the Deposit Agreement, and will continue to deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of an ADR, any expenses for the account of the Owner of such ADR in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of ADRs that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of an ADR, any expenses for the account of the Owner of such ADR in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges) and except as otherwise provided the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company will be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

Books of Depositary

The Depositary will keep books for the registration and transfers of ADRs, which at all reasonable times will be open for inspection by the Owners, provided that such inspection will not be for the purpose of communicating with Owners for an object other than the business of the Company, including, without limitation, a matter related to the Deposit Agreement or the ADRs.

The Depositary may close the transfer books after consultation with the Company to the extent practicable, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company, provided that any such closing of the transfer books shall be subject to the provisions of the Deposit Agreement that limit the suspension of withdrawals of Ordinary Shares.

Withdrawal and Cancellation

Upon surrender at the office of the Depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced thereby, and upon payment of the fee of the Depositary provided in such ADR, and subject to the terms and conditions of the Deposit Agreement, the Owner of the surrendered ADR is entitled to delivery, to him or upon his order, of the deposited securities at the time represented by the ADSs for which the surrendered ADR is issued. Delivery of such deposited securities may be made by the delivery of (a) certificates in the name of such Owner or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer to such Owner or as ordered by him and (b) any other securities, property and cash to which such Owner is then entitled in respect of the surrendered ADR to such Owner or as ordered by him. Such delivery will be made at the option of such Owner, either at the office of the custodian or at the office of the Depositary, as provided in the Deposit Agreement; provided that the forwarding of certificates for Ordinary Shares or other deposited securities for such delivery at the office of the Depositary will be at the risk and expense of such Owner.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any distribution thereon, or withdrawal of any deposited securities, the Company, the Depositary, the custodian or the registrar may require payment from the depositor of Ordinary Shares or the presenter of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, charge or fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees of the Depositary, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such reasonable regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or the ADR.

The delivery of ADRs against deposits of Ordinary Shares generally or against deposits of particular Ordinary Shares may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs or the combination or split-up of ADRs generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or the ADRs, or for any other reason.

Notwithstanding the provisions of the Deposit Agreement and the ADRs, the surrender of outstanding ADRs and withdrawal of deposited securities may be suspended only for:

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temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Ordinary Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges;

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities; or

•	any other reason that may at any time be specified in paragraph I(A)(1) of the General Instructions to Form F-6, as from time to time in effect, or any successor provision thereto.

Limitations on Obligations and Liability of the Company and Depositary

Neither the Depositary nor the Company will incur any liability to any Owner or beneficial owner:

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if by reason of any provision of any present or future law or regulation of the U.S. or any other country, or of any other governmental or regulatory authority, or by reason of any provision, present or future, of the Articles of Association of the Company, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Company will be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed;

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by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

Neither the Company nor the Depositary assumes any obligation or will be subject to any liability under the Deposit Agreement to Owners or beneficial owners of ADRs, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the deposited securities.

Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any deposited securities or in respect of the ADRs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses and liability will be furnished as often as may be required, and the custodian will not be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the Depositary.

Neither the Depositary nor the Company will be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any Owner or beneficial owner of an ADR, or any other person believed by it in good faith to be competent to give such advice or information.

The Depositary will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

No disclaimer of liability under the Securities Act of 1933 is intended by any provisions of the Deposit Agreement.